                                                                 EXHIBIT 10.55
                                LEASE AGREEMENT


Lease Agreement, made as of January 1, 1997, between NOVUS Credit Services Inc.
 ("NCSI", formerly known as Sears Consumer Financial Corporation), a Delaware Corporation having its principal office at 2500 Lake Cook Road, Riverwoods, IL 60015 (hereinafter referred to as "Landlord"), and SPS Payment Systems, Inc. ("SPS", formerly known as Sears Payment Systems, Inc.), a Delaware Corporation, having its principal office at 2500 Lake Cook Road, Riverwoods, IL 60015 (hereinafter referred to as "Tenant") .

In consideration of the rents and covenants herein set forth, Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord premises containing approximately 2,405 rentable square feet (RSF), (hereinafter called "Leased Premises"), as shown crosshatched in red on Exhibit A, a copy of which is attached hereto, located in the office building known as 2500 Lake Cook Road, Riverwoods, IL 60015 (hereinafter called "Riverwoods Building"), which is situated on that certain parcel of land (hereinafter called "Riverwoods Building Area"). The Leased Premises contain the fixtures, improvements, and certain other property now installed. This lease shall be for the term, upon the rentals and subject to the terms and conditions set forth in this Lease Agreement and Exhibits hereto.

Tenant and its agents, employees, and invitees have the nonexclusive right with others designated by Landlord to the free use of the common areas in the Riverwoods Building and of the land (hereinafter called "Land") on which the Riverwoods Building is located for the common areas' intended and normal purposes. Common areas include elevators, sidewalks, parking areas, cafeteria, conference rooms (including without limitation conference rooms on the conference level), driveways, hallways, stairways, public bathrooms, common entrances, lobby, and other similar public areas and access ways. Landlord may change common areas if the changes do not materially and unreasonably interfere with Tenant's access to the premises or use of them.

Subject to Section VII, Tenant and its employees may have the nonexclusive right with others designated by Landlord, at whatever fee Landlord deems reasonable and charges any other NCSI subsidiary or affiliate that is headquartered in the Riverwoods Building (hereinafter called "NCSI Company") for the use of specially designated areas, not common areas, such as a fitness center.


                                  Section I

                                   TERM
                                   -----

The term of this Lease Agreement shall commence on January 1, 1997 (hereinafter called the "Commencement Date") and shall expire thirty-seven (37) months thereafter on January 31, 2000 (hereinafter called the "Term").

In the event there is mutual agreement between the Landlord and Tenant that the Term be modified, the parties will amend the Term of this Lease Agreement.

                                 Section II

                                    USE
                                    ---

The Leased Premises shall be used by Tenant solely for general office purposes in keeping with the class and character of the Riverwoods Building and for no other purposes. Landlord warrants that applicable laws, ordinances, and regulations permit the Leased Premises to be used for general offices.

                                Section III

                                   RENT
                                   ----

A.   Base Rent.
     ---------

Tenant covenants and agrees to pay Landlord, as rental for the Leased Premises, base rent (hereinafter called "Base Rent") in monthly installments, payable in advance on the first business day of each month for the Term as follows:

        Monthly installments of Five Thousand Seven Hundred Thirty Nine and 93/100 Dollars ($5,739.93) or the lowest amount that shall be charged or allocated per rentable square foot to any other NCSI company, times the Leased Premises (as stated above) divided by 12, for the period from January 1, 1997 through January 31, 1997; and

        Monthly installments of the lesser of Six Thousand Ninety Four and 67/100 Dollars ($6,094.67) or the lowest amount that shall be charged or allocated per rentable square foot to any other NCSI Company, times the Leased Premises (as stated above) divided by 12, for the period from February 1, 1997 through January 31, 1998; and

        Monthly installments of the lesser of Seven Thousand Three Hundred Fifty Seven and 30/100 Dollars ($7,357.30) or the lowest amount that shall be charged or allocated per rentable square foot to any other NCSI Company, times the Leased Premises (as stated above) divided by 12, for the period from February 1, 1998 through January 31, 1999; and

        Monthly installments of the lesser of Seven Thousand Six Hundred Forty Nine and 90/100 Dollars ($7,649.90) or the lowest amount that shall be charged or allocated per rentable square foot to any other NCSI Company, times the Leased Premises (as stated above) divided by 12, for the period from February 1, 1999 through January 31, 2000.

   Notwithstanding the above, Landlord shall determine, at its sole discretion annually, its prior year's actual Base Rent expense for the Leased Premises. Landlord shall invoice Tenant for the difference between the actual Base Rent expense, as determined above, and the amount of Base Rent paid to Landlord if the actual Base Rent is greater. Likewise, Landlord shall credit Tenant for the difference between the Base Rent paid to Landlord and the actual Base Rent expense, as determined above, if the Base Rent paid is greater. However, in no case shall any adjustment for a prior year's actual Base Rent expense cause Tenant's Base Rent for such prior year to exceed the applicable amount in the Base Rent schedule set forth above. If Tenant is invoiced for Base Rent, Tenant agrees to pay said invoice within thirty (30) days from the date thereof. Landlord shall exercise good business judgment to contain operating costs within the proposed Base Rent structure.

   Additionally, Landlord shall, prior to January of each year of the Term, advise Tenant of the projected monthly Base Rent for the next period; and effective on February 1 and the first day of each month for the twelve (12) months thereafter, Tenant shall pay Landlord said projected monthly Base Rent.

   Included in Base Rent are Real Estate Taxes and Operating Expenses as defined below:

   1. "Real Estate Taxes" shall be deemed to be those real estate taxes assessed against the land and/or the Riverwoods Building and the Riverwoods Building Area. Real Estate Taxes shall exclude federal, state or local income taxes; franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes; penalties or interest for late payment of such taxes.

   2. "Operating Expenses" shall be the total expenses incurred by the Landlord in connection with the operation, maintenance and repair of the Riverwoods Building and the Riverwoods Building Area in accordance with sound management and accounting principles generally accepted with respect to the size and quality in the Chicago metropolitan area. These Operating Expenses shall include but not be limited to: (i) all utility charges; (ii) materials and supplies used in the operation and maintenance of the building; (iii) wages and salaries paid to all building service employees; (iv) all fees and contract costs paid to independent contractors engaged in such operation, maintenance and the cleaning of the Building; (v) "fringe benefits" for such employees in
       (iii) above including all Social Security taxes, unemployment insurance as well as all other types of applicable employee insurance, taxes, cost for providing compensation for disability taxes, cost for any life insurance, hospital and/or welfare plan or any federal and/or life expenses included under the provisions of any collective bargaining agreement covering employees of the Riverwoods Building; and (vi) replacement of common area equipment furniture and fixtures rendered unserviceable by normal wear and tear.

   All Riverwoods Building and Riverwoods Building Area Real Estate Taxes and Operating Expenses incurred by the Landlord in the operation of the Riverwoods Building and the Riverwoods Building Area during the term of this Lease Agreement shall be included in the Base Rent as set forth in this Lease Agreement. An example of an expense not included in the Base Rent is an expense incurred as a result of Tenant's business or operations. Such expense includes but is not limited to Federal and/or State Clean Air Act assessments. Any such assessment will be made based on Lessee's actual performance under the terms of any such Federal or State Clean Air Act. Insurance is not included in Operating Expenses and is charged directly to Tenant by Risk Management.

B. Furniture Rent
   --------------

   Tenant covenants and agrees to pay Landlord as rental for the furniture in the Leased Premises, (hereinafter called "Furniture Rent") in monthly installments payable in advance on the first day of the month, to the same payee and at the same place as the Base Rent according to the following schedule:

      The lesser of $4.10 Per Square Foot in monthly installments of Eight Hundred Twenty One and 71/100 Dollars ($821.71) or the lowest amount that shall be charged or allocated per rentable square foot to any other NCSI Company, times the Leased Premises square footage divided by 12, for the period from January 1, 1997 through January 31, 1998; and

      The lowest amount that shall be charged or allocated per rentable square foot to any other NCSI Company, times the Leased Premises square footage divided by 12, for the period from February 1, 1998 through January 31, 1999; and

      The lowest amount that shall be charged or allocated per rentable square foot to any other NCSI Company, times the Leased Premises square footage divided by 12, for the period from February 1, 1999 through January 31, 2000.

C. Base Rent and Furniture Rent are hereinafter referred to collectively and/or alternatively as "Rent." Any items or services covered under the Rent due under this Lease will not be included in the Management Services Agreement dated as of January 1, 1992, and any successor agreements thereto, between the parties. Additionally, rent on space available for expansion to any other NCSI Company (hereinafter called "Riverwoods Expansion Space") will not be charged to the Tenant during the Term.

D. Rent shall be paid without advance notice, demand, offset, or deduction unless the offset or deduction is made by Tenant as permitted under this Lease Agreement or to recover any unpaid (nonappealable) court judgment Tenant has against Landlord.

   All Rent payable by Tenant to Landlord under this Lease Agreement shall be paid to Landlord at 2500 Lake Cook Road, Riverwoods, IL 60015, Attention:
   Mary S. Dempsey, 1-West, or at such other place as Landlord may from time to time reasonably designate in writing.


                                 Section IV

                        IMPROVEMENTS AND ALTERATIONS
                        ----------------------------

A. Landlord's Improvements
   -----------------------

   Tenant will take the Leased Premises "as is" and Landlord will make no landlord Improvements to the Leased Premises under this Lease.


B. Tenant Improvements
   -------------------

   Any alterations to the Leased Premises shall be requested in writing by Tenant to Landlord in a format reasonably acceptable to Landlord. Then, upon Landlord's written consent to said alterations, which shall not be unreasonably withheld, Landlord will coordinate and construct all said improvements at Tenant's sole expense. Prior to the construction of said improvements, Landlord shall provide Tenant with an estimate of the cost of said improvements. The cost of such improvements, alterations or renovations shall be based on the same then current rates as those offered to any other tenant or occupant of the Riverwoods Building. Commencement of construction shall be subject to Tenant's prior approval of the proposed costs. Tenant shall pay for the cost of said alterations within thirty (30) days of submission of bills therefor.

                                   Section V

                                   RELOCATION
                                   ----------

                             Intentionally omitted.

                                  Section VI

                            MAINTENANCE AND REPAIR
                            ----------------------

Subject to Tenant's liability to pay for repair for damage caused by the negligence or willful misconduct of its agents, employees, visitors, or occupants, Landlord shall maintain and keep and repair the Riverwoods Building Area, the Riverwoods Building, and the Leased Premises including both exterior, interior, parking lots, driveways and all structural parts, fixtures, wiring, plumbing, heating, air conditioning, water pipes, plastering and flooring therein, except only those installations, if any, provided by Tenant. Without limiting the foregoing, Landlord agrees to keep, to the best of its ability, heating plant, electrical and water connections and facilities and air conditioning in operating condition and available for use. Landlord shall perform such repairs or replacements within a reasonable time after receiving notice or having actual knowledge of the need for a repair or replacement. Reasonable time shall mean that amount of time in which like repairs or replacements are generally performed for any other NCSI Company.

                                 Section VII

              HEAT, AIR CONDITIONING, UTILITIES AND OTHER SERVICES
              ----------------------------------------------------

Landlord shall furnish during "normal operating hours" (which shall include at least the hours from 8:00 a.m. to 6:00 p.m. on weekdays and 8:00 a.m. to 1:00 p.m. on Saturdays) heat and air conditioning for the Leased Premises necessary for the comfortable conduct of business; toilet facilities for the use of employees, customers and other invitees of tenants; janitor service for the Leased Premises of a quality consistent with such services provided in other first rate office buildings in the area; electricity for lighting purposes and a reasonable number of light office machines customarily used for normal office purposes; adequate elevator services for the use of the employees, customers and other invitees of tenants. In the event Tenant makes use of these services at hours other than normal operating hours, Landlord may make reasonable additional charges for such services.

Landlord shall allow Tenant the use of the following facilities provided Tenant complies with all rules and regulations established by Landlord from time to time with regard to the use of said facilities:

   1. Full access to the cafeteria and vending areas.

   2. Use of conference level facilities as they are available.

   3.Use of on-grade employee and visitor parking as available in common.

Landlord shall provide to Tenant the following services at additional cost:

   1. Overtime air conditioning.

   2. Overtime use of the service elevator.

   3. The actual/allocated cost of any special services performed at Tenant's request.
                                Section VIII

                               INDEMNIFICATION
                               ---------------

A. Tenant indemnifies, defends, and holds Landlord harmless from claims caused by the negligence or willful misconduct of Tenant, its agents, employees, or invitees.

   When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant, except Tenant's agents, employees, or invitees, Tenant's duty to defend, indemnify, and hold Landlord harmless shall be in proportion to Tenant's allocable share of the joint negligence or willful misconduct.

B. Landlord indemnifies, defends, and holds Tenant harmless from claims resulting from the negligence or willful misconduct of Landlord, its agents, employees, or invitees.

   When the claim is caused by the joint negligence or willful misconduct of Landlord and Tenant or Landlord and a third party unrelated to Landlord, except Landlord's agents, employees, or invitees, Landlord's duty to defend, indemnify, and hold Tenant harmless shall be in proportion to Landlord's allocable share of the joint negligence or willful misconduct.

C. Notwithstanding Paragraphs A and B, the parties release each other from any claims either party ("Injured Party") has against the other solely to the extent the claim is covered by the Injured Party's insurance.


                                Section IX

                     ASSIGNMENT OF LEASE AND SUBLETTING
                     ----------------------------------

Tenant will not assign or sublease the Leased Premises.


                                Section X

                          PANEL FURNITURE SYSTEMS
                          -----------------------

Tenant shall have the use of all building standard office furniture and Haworth Panel Furniture Systems in the Leased Premises, hereinafter referred to as the Furniture, for the term of this Lease. Tenant shall be responsible for maintaining said Furniture, and for keeping it in a good state of repair. Landlord will perform any repair and/or maintenance work on the Furniture, and Tenant will pay Landlord, or Landlord's vendor, within thirty (30) days after rendition of a bill therefore by Landlord.


                                Section XI

                               SUBORDINATION
                               -------------

This Lease Agreement shall be subject and subordinate to the lien of any mortgage now against said premises or which may hereafter be placed against the Leased Premises, provided:

A. that the holder thereof shall not be entitled to terminate this Lease Agreement, by foreclosure or other means, so long as the Tenant or its successors or assigns shall not be in default hereunder beyond any period herein given Tenant to cure such default;

B. and that the lien of such mortgage shall not cover any of Tenant's fixtures, alterations, or improvements, installed at Tenant's expense or which may be installed or made hereafter, at Tenant's expense, which, by law or the terms of this Lease Agreement, Tenant is permitted to remove from the Leased Premises.

In confirmation of such subordination, Tenant shall execute promptly any reasonable agreement which Landlord or mortgagee may request in writing with respect thereto.


                                Section XII

                            DEFAULT AND REMEDIES
                            --------------------

A. Event of Default Defined
   ------------------------

   It shall be an "Event of Default" if a party shall default in the performance or observance of any covenant or condition of this Lease Agreement to be performed or observed by such party, and such default shall continue for thirty (30) days after written notice of such default has been given to such party by the other non-defaulting party.

B. Landlord's Remedies

   1. Termination of Lease. Upon occurrence of any Event of Default by Tenant, Landlord may, at its option, in addition to any other remedy or right given hereunder or by law, give written notice to Tenant that this Lease Agreement shall terminate upon the date specified in the notice, which date shall not be earlier than twenty (20) days after the giving of such notice, and upon the date specified in such notice or in any other notice pursuant to law, this Lease Agreement and the term thereof shall terminate.

   2. Repossession. Upon termination of this Lease Agreement as hereinabove provided, or pursuant to statute, or by summary proceedings, the Landlord may enter forthwith without further demand or notice upon any part of the Leased Premises, in the name of the whole, if it has not heretofore done so, and resume possession either by summary proceedings, or by action at law or equity, as the Landlord may determine. In no event shall such reentry or resumption of possession or reletting as hereafter provided be deemed an acceptance or surrender of this Lease Agreement or a waiver of the rights or remedies of Landlord hereunder.

C. Tenant's Remedies
   -----------------

   If Landlord commits a default, resulting in an Event of Default as defined in A above, Tenant may pursue any remedy under the law.

                                Section XIII

                             SURRENDER OF PREMISES
                             ---------------------

Tenant covenants to quit and surrender up the Leased Premises and Furniture to the Landlord at the end of the term of this Lease Agreement in the same condition as at the date of the commencement of this Lease Agreement, ordinary use and wear thereof excepted; provided however, that the Tenant shall not be liable for any damage caused by fire, windstorm, hail, or any other casualty, or explosion, riot, riot attending a strike, civil commotion, aircraft, motor vehicles, smoke, vandalism, and malicious mischief, or any other damage not caused by the negligence or willful act of the Tenant. In the event the Tenant shall for any reason remain in possession after the expiration of either the term hereby granted or after the date specified in any written notice of termination given by either the Landlord or Tenant, such possession shall be as a month-to-month tenant during which time Tenant shall pay monthly Rent equal to 150 percent of that accruing during the last month of the preceding term.


                                 Section XIV

                               TERMS OF RENEWAL
                               ----------------

Tenant shall have the option of one (1) renewal period of three (3) years and shall notify Landlord 180 days prior to the expiration of this Lease Agreement of its intent to renew the Lease Agreement as provided herein. All terms of this Lease Agreement, including Furniture Rent, shall remain in effect during the option renewal period, except the Base Rent for the three (3) years of the option shall be as follows:

The terms during the Option will be consistent with those in place during the lease term, except for Base Rent. Base Rent shall be increased each year at the then-current CPI, All Urban Consumers, All Items, index for the Chicago-Gary-Lake County area (or any subsequent index which may replace or supersede it) for the preceding 12-month period ending December 31 of the year preceding the then-current rent year. For example, the Base Rent rate increase for the first 12-month period (February 1, 2000 - January 31, 2001) shall be the CPI rate as of December 31, 1999 for the previous 12-month period.

Notwithstanding the foregoing terms of renewal, the Base Rent shall be the lesser of the amounts described above or the lowest amount that shall be charged or allocated per rentable square foot to any other NCSI Company for the same period, provided that this provision shall not apply if at any time during the Option Tenant is no longer under the control of NCSI or any of its affiliates.


                                  Section XV

                                EXPANSION SPACE
                                ---------------

Landlord will make available additional space to Tenant on an "as available" basis, to be reasonably determined by Landlord, under the same lease terms and conditions as those in this Lease and any amendments, if any, thereto. Additionally, Landlord shall use its best efforts to ensure that Tenant is accorded the same right and ability to expand its Leased Premises as any other NCSI Company.

Notwithstanding the above, any relocation costs and expenses pertaining to expansion space will be subject to a separate agreement to be negotiated between Landlord and Tenant.

Tenant will not be charged for non-Tenant Riverwoods expansion space during any term of this Lease Agreement.

                                Section XVI

                          APPRECIATION RECAPTURE
                          ----------------------

                           Intentionally Omitted


                              Section XVII

                          MISCELLANEOUS PROVISIONS
                          ------------------------

A. Persons Bound. The agreements herein contained shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns, heirs, devisees and personal representatives.

B. Captions Contained in Lease. The captions contained herein are for reference purposes only and shall not be deemed to be a part hereof nor to modify or qualify any of the terms, covenants or conditions hereof.

C. Partial Invalidity of Lease. The invalidity or unenforceability of any provision of this Lease Agreement shall in no way affect the validity or enforceability of any other provision hereof.

D. Notices. All notices at any time to be served by Landlord upon Tenant shall be in writing and sent by registered or certified mail with postage prepaid or be hand delivered and signed for, addressed to Tenant at the Riverwoods Building to the attention of Tenant's President, or to such other persons and addresses as may hereafter be designated by Tenant in writing. All notices at any time to be served by Tenant upon Landlord shall be in writing and sent by registered or certified mail with postage prepaid or be hand delivered and signed for, addressed to Mary S. Dempsey, NOVUS Credit Services Inc., 2500 Lake Cook Road, Riverwoods, IL 60015, or to such other trustee or agent as may be so designated by it in writing from time to time and addressed as directed by it.

E. Signs. Landlord will not unreasonably withhold consent to Tenant's installation of interior signs as are reasonably necessary to Tenant's business and are in keeping with the reasonable standards maintained in the Riverwoods Building.

F. Relocation. Subject to Tenant's prior written approval, Landlord may, at the Landlord's expense, relocate the Tenant within the Riverwoods Building to a location of similar size space and quality.

G. Rules and Regulations. Tenant and Tenant's servants, employees and agents shall observe and comply with the rules and regulations set forth in Exhibit B attached hereto and made a part hereof, entitled "Rules and Regulations" and such other and further reasonable rules and regulations as Landlord or Landlord's agents may from time to time adopt for the Riverwoods Building or the Riverwoods Building Area. In the event of any conflict between these Rules and Regulations and the Lease, the terms of the Lease shall prevail.

H. Asbestos. Landlord warrants that, to the best of its knowledge, asbestos is not contained in the Riverwoods Building.

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed this Lease Agreement as of the date and year first above written by their duly authorized officers.


TENANT:                                     LANDLORD:

By: Robert L. Wieseneck                     By: Bruce L. Osborne

Its: President                              Its: Vice President




leasedoc\spsrwd3.lse - created 11-18-96